Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 7,774,753,111.41	0.0001381	$ 1,073,693.40
Fees Previously Paid
	Total Transaction Valuation:	$ 7,774,753,111.41
	Total Fees Due for Filing:			$ 1,073,693.40
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 1,073,693.40
Offering Note
[1]	Estimated for purposes of calculating the filing fee only. The transaction valuation was calculated as the sum of (i) 58,672,448 outstanding shares of common stock, par value $0.001 per share (the "Shares"), of Arcellx, Inc. ("Arcellx") multiplied by $114.11, the average of the high and low sales prices per Share on March 3, 2026, as reported by the Nasdaq Global Select Market (which, for the purposes of calculating the filing fee only, shall be deemed to be the "Reference Price"), (ii) 6,724,330 Shares subject to issuance pursuant to outstanding options to purchase Shares multiplied by $93.77 (which is the Reference Price minus the weighted average exercise price for such options of $20.34 per share), (iii) 3,927,127 Shares subject to issuance pursuant to outstanding restricted stock units to acquire Shares (assuming maximum levels of attainment of performance goals, in the case of restricted stock units that are subject to performance-based vesting conditions) multiplied by the Reference Price and (iv) 8,546 Shares subject to outstanding purchase rights under the Amended and Restated Arcellx, Inc. 2022 Employee Stock Purchase Plan multiplied by the Reference Price. The calculation of the filing fee is based on information provided by Arcellx as of March 3, 2026. The filing fee was calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory #1 for Fiscal Year 2026, effective October 1, 2025, issued August 25, 2025, by multiplying the transaction value by 0.00013810.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A